Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of the 6th day of April, 2016, is between CNO Financial Group, Inc., a Delaware corporation (“CNO” or the “Company”), and Gary C. Bhojwani (“Executive”).

WHEREAS, the services of Executive and his managerial and professional experience are of value to the Company.

WHEREAS, the Company desires to have the benefit and advantage of the services of Executive to assist the Company upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Employment. The Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

2.    Term. The effective date of this agreement (the “Agreement”) shall be April 18, 2016. Subject to the provisions for termination as provided in Section 10 hereof, the term of Executive’s employment under this Agreement shall be the period beginning on the Effective Date and ending on April 18, 2019 (the “Term"). The Term shall not be automatically renewed and shall end upon any earlier termination of Executive’s employment with the Company.

3.    Duties. During the Term, Executive shall be engaged by the Company in the capacity of President of the Company. Executive shall report to the current Chief Executive Officer of the Company regarding the performance of his duties.

4.    Extent of Services. During the Term, subject to the direction and control of the Chief Executive Officer of CNO, Executive shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. Executive shall devote his entire employable time, attention and best efforts to the business of the Company and, during the Term, shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that, subject to Section 9 hereof, this shall not be construed as preventing Executive from serving on boards of professional, community, civic, education, charitable and corporate organizations on which he presently serves or may choose to serve or investing his assets in such form or manner as will not require any services on the part of Executive in the operation of the affairs of the companies in which such investments are made (to the extent not in violation of the non-competition and non-solicitation provisions of Section 9 hereof); provided, however, that corporate organizations shall be limited to those mutually agreed upon by Executive and the Company.

5.    Compensation. During the Term:

(a)    As compensation for services hereunder rendered during the Term hereof, Executive shall receive a base salary (“Base Salary”) of Seven Hundred Fifty Thousand Dollars ($750,000) per year payable in equal installments in accordance with the Company’s payroll procedure for its salaried executives. Salary payments and other payments under this Agreement shall be subject to withholding of taxes and other appropriate and customary amounts. Executive may receive increases in his Base Salary from time to time, based upon his performance, subject to approval of the Company.

(b)    In addition to Base Salary, Executive will have an opportunity to earn a bonus each year, as determined by the Company, with a target annual bonus equal to 125% of Executive's Base Salary (the “Target Bonus”) and a maximum annual bonus of 250% of Executive's Base Salary with respect to any calendar year, with such bonus payable at such time that other similar payments are made to other Company executives but in no event later than March 15 of the year following the year with respect to which such bonus was payable, unless the bonus amounts to be paid cannot be confirmed and paid on or before March 15, in which event the bonuses will be paid within 15 days after the bonus amounts have been confirmed by the Company. For purposes of clarification, annual executive bonuses are payable on or before March 15 of the year following the year with respect to which such bonuses are payable, if Executive remains employed with the Company through such date or as otherwise payable under Section 11 of this Agreement. Notwithstanding the above, a pro-rata portion of the 2019 bonus will be paid at the same time that similar payments are made to other Company executives if Executive remains employed through the end of the Term. The performance requirements for Target Bonuses will be based on financial and other objective targets that the CNO Board of Directors (the “Board”) or the Human Resources and Compensation Committee of the Board (the “Compensation Committee”) believes are reasonably attainable at the time that they are set.

(c)    Executive shall receive a grant of options to purchase 90,600 shares of common stock, one-half of which shall vest on the second anniversary of the date of grant and one-half of which shall vest on the third anniversary of the date of grant. The exercise price of the options will be equal to the closing sale price of the Company’s common stock on the date of grant and the options will expire on the tenth anniversary of the date of grant. The option grant will be governed by the terms and conditions of the award agreement between the Company and Executive.

(d)    Executive shall receive a grant of 234,000 shares of restricted stock, which shall vest ratably over three years on the anniversary of the grant date. The restricted stock will be governed by the terms and conditions of the award agreement between the Company and Executive.

(e)     Executive shall be eligible to participate in and receive future grants under any CNO stock or equity-based program offered to senior executives, subject to the discretion of the Board or the Compensation Committee.

6.    Additional Benefits. During the Term:

(a)    Executive shall be entitled to participate in such existing executive benefit plans and insurance programs offered by the Company, or which it may adopt from time to time, for its executive management or supervisory personnel generally, in accordance with the eligibility requirements for participation therein. Nothing herein shall be construed so as to prevent the Company from modifying or terminating any executive benefit plans or programs, or executive fringe benefits, that it may adopt from time to time.

(b)    Executive shall be entitled to four weeks of vacation with pay each year.

(c)    Executive may incur reasonable expenses for promoting the Company’s business, including expenses for entertainment, travel, lodging and similar items, and round trip air travel not more than once each week between Minneapolis and the Company’s offices in Chicago, Illinois and Carmel, Indiana and related travel expenses until the earlier of (i) Executive’s relocation to Carmel, Indiana or Chicago, Illinois or (ii) June 30, 2017. The Company shall reimburse Executive for all such reasonable expenses upon Executive’s periodic presentation of an itemized account of such expenditures in accordance with the Company’s policies and procedures and Section 21 hereof; provided, however, that any such reimbursement will be made no later than March 15 of the year following the year in which the expense was incurred. The Company agrees to pay Executive an additional amount to cover the incremental additional income taxes incurred by Executive, if any, with respect to payment or reimbursement of any reasonable business expenses pursuant to this subsection (c); provided, however, that any such payment will be made no later than March 15 of the year following the year in which the income tax was incurred.

(d)    Executive shall establish a residence in either the Carmel, Indiana area or the Chicago, Illinois area no later than September 30, 2017. Upon doing so on or before such date and Executive’s continued employment by the Company through the date he establishes such residence, Executive shall be entitled to a payment of Seven Hundred Fifty Thousand Dollars ($750,000). In addition, Executive shall be entitled to reimbursement of reasonable relocation expenses for moving his family (including, without limitation, one trip for Executive and his family for house hunting as well as expenses for moving his family and household items, including two vehicles) to the Carmel, Indiana area or the Chicago, Illinois area in accordance with the Company’s current relocation policy, provided that these expenses shall be capped at $50,000. All expenses must be appropriately documented by Executive to the Company. In the event that Executive’s employment is terminated for Just Cause or if he terminates his employment other than With Reason prior to the first anniversary of the Effective Date, Executive agrees to repay such expenses to the Company.

(e)    Executive shall be permitted to make elective contributions to any Company-sponsored, non-qualified deferred compensation plan in accordance with the terms of such plan.

7.    Disability.

(a)     If Executive shall become physically or mentally disabled during the Term to the extent that his ability to perform his duties and services hereunder is materially and adversely impaired (any such incapacity, a “Disability”), his Base Salary, bonus and other compensation provided herein shall continue while he remains employed by the Company; provided, that if such Disability (as determined in the Company’s reasonable judgment, exercised in good faith) continues for at least three (3) consecutive months, the Company may terminate Executive’s employment hereunder, in which case the Company within 10 business days shall pay Executive a cash payment equal to (i) his annual Base Salary as provided in Section 5(a) hereof to the extent earned but unpaid as of the date of termination (“Unpaid Salary”), (ii) the bonus payable pursuant to Section 5(b) for the fiscal year of the Company ending prior to the date of termination (to the extent earned based on performance under the goals and objectives of the applicable plan but not previously paid) (“Unpaid Bonus”) and (iii) Executive’s then accrued but unused vacation (“Unpaid Vacation”) (the Unpaid Salary, Unpaid Bonus and Unpaid Vacation referred to sometimes together as the “Accrued Amounts”). Additionally, in the event of a termination of employment due to Disability, the Company shall pay to Executive a pro-rata portion of the Target Bonus for the year in which the termination for Disability occurred. All options, restricted stock and/or other equity awards held by Executive on the date of termination for Disability shall vest only through the date of termination according to the normal vesting schedule applicable to such options or restricted stock and Executive shall be treated in accordance with the applicable award agreements.

(b)     No payments or vesting under this Section 7 will be made if such Disability arose primarily from (a) chronic use of intoxicants, drugs or narcotics (other than drugs prescribed to Executive by a physician and used by Executive for their intended purpose for which they had been prescribed) or (b) intentionally self-inflicted injury or intentionally self-induced illness.

8.    Disclosure of Information. Executive acknowledges that, in and as a result of his employment with the Company, he has been and will be making use of, acquiring and/or adding to confidential information of the Company and its affiliates of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5, as well as any additional benefits stated herein, Executive covenants and agrees that he shall not, at any time while he is employed by the Company or at any time thereafter, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information (whether or not specifically labeled or identified as “confidential information”), in any form or medium, that has been obtained by or disclosed to him as a result of his employment with the Company and which the Company or any of its affiliates has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of Executive, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event Executive shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, (c) must be disclosed to enable Executive properly to perform his duties under this Agreement or (d) was developed by Executive prior to his employment by the Company. Upon the termination of Executive’s employment, Executive shall return such information (in whatever form) obtained from or belonging to the Company or any of its affiliates which he may have in his possession or control.

9.    Covenants Against Competition and Solicitation. Executive acknowledges that the services he is to render to the Company and its affiliates are of a special and unusual character, with a unique value to the Company and its affiliates, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company and its affiliates of the services of Executive for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, Executive as set forth in Section 8 above, and as a material inducement to the Company to enter into this Agreement and to pay to Executive the compensation stated in Section 5 hereof, as well as any additional benefits stated herein, and other good and valuable consideration, Executive covenants and agrees that throughout the period Executive remains employed or compensated hereunder and for one year thereafter, Executive shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by any other corporation, person or entity that is included on the list of companies that directly compete with the Company or any of its subsidiaries in the business of selling or providing annuity, life, accident or health insurance products or services, which list shall be (x) compiled by the Compensation Committee and provided to Executive prior to the Effective Date and (y) reviewed annually by the Compensation Committee (using the same methodology that was used to compile the initial list) to determine if there have been any changes in the Company’s direct competitors, with any changes in the list of direct competitors to be provided to Executive promptly after such review; (ii) in any manner compete with the Company or any of its affiliates with respect to lines of business that the Company and its affiliates derive more than a non-incidental portion of their revenue from or with respect to which the Company and its affiliates have made a significant investment in; (iii) solicit or attempt to convert to other insurance carriers or other corporations, persons or other entities providing these same or similar products or services provided by the Company and its affiliates, any customers or policyholders of the Company or any of its affiliates; or (iv) solicit for employment or employ any individual who was employed by the Company or any of its affiliates during the term of Executive’s employment with the Company. Should any particular covenant or provision of this Section 9 be held unreasonable or contrary to public policy for any reason, including, without limitation, the time period, geographical area, or scope of activity covered by any restrictive covenant or provision, the Company and Executive acknowledge and agree that such covenant or provision shall automatically be deemed modified such that the contested covenant or provision shall have the closest effect permitted by applicable law to the original form and shall be given effect and enforced as so modified to whatever extent would be reasonable and enforceable under applicable law. To the extent that any equity awards contain forfeiture provisions for certain conduct of Executive following the termination of his employment that are in conflict with the restrictions on competition or solicitation in this Section 9 or the non-disclosure covenants in Section 8, the provisions of this Agreement shall apply to such forfeiture provisions so there is not a double standard.

10.    Termination. During the Term:

(a)    Either the Company or Executive may terminate his employment at any time for any reason upon written notice to the other. Without limiting the foregoing, the Company may terminate Executive’s employment for Just Cause pursuant to Section 10(b) below or in a Control Termination pursuant to Section 10(c) below. Without limiting the foregoing, Executive may terminate his employment With Reason pursuant to Section 10(d) below. Executive’s employment shall also terminate (i) upon the death of Executive or, (ii) after Disability of Executive pursuant to Section 7 hereof. The date on which Executive’s employment with the Company terminates for any reason is called the “Termination Date”.

(b)    The Company may terminate Executive’s employment at any time for Just Cause. For purposes of this Agreement, “Just Cause” shall mean:

(i) (A) material breach by Executive of this Agreement not cured within 15 days after written notice to Executive by the Company, (B) a material breach of Executive’s duty of loyalty to the Company or its affiliates not cured within 15 days after written notice to Executive by the Company, or (C) willful malfeasance or fraud or dishonesty of a substantial nature in performing Executive’s services on behalf of the Company or its affiliates, which in each case is willful and deliberate on Executive’s part and committed in bad faith or without reasonable belief that such breach or action is in the best interests of the Company or its affiliates;

(ii) Executive’s use of alcohol or drugs (other than drugs prescribed to Executive by a physician and used by Executive for their intended purposes for which they had been prescribed) or other repeated conduct which materially and repeatedly interferes with the performance of his duties hereunder, which materially compromises the integrity or the reputation of the Company or its affiliates, or which results in other substantial economic harm to the Company or its affiliates;

(iii) Executive’s conviction by a court of law, admission that he is guilty, or entry of a plea of nolo contendere with regard to a felony or other crime involving moral turpitude;

(iv) Executive’s unscheduled absence from his employment duties other than as a result of illness or disability, for whatever cause, for a period of more than three (3) consecutive days, without consent from the Company prior to the expiration of the three (3) day period;

(v) Executive’s failure to take action or to abstain from taking action, as directed in writing by a member of the Board or a higher ranking executive of the Company or CNO, where such failure continues after Executive has been given written notice of such failure and at least five (5) business days thereafter to cure such failure; or

(vi) Any intentional wrongful act or omission by Executive that results in the restatement of CNO’s financial statements due to a violation of the Sarbanes-Oxley Act of 2002.

No termination shall be deemed to be a termination by the Company for Just Cause if the termination is as a result of Executive refusing to act in a manner that Executive believes in good faith would be a violation of applicable law or where Executive acts (or refrains from taking action) in good faith in accordance with directions of a member of the Board or higher ranking executive but was unable to attain the desired results because such results were inherently unreasonable or unattainable.

(c)    The Company may terminate Executive’s employment in a Control Termination. A "Control Termination" shall mean any termination by the Company (or its successor) of Executive’s employment for any reason within six months in anticipation of or within two years following a Change in Control.

The term "Change in Control" shall mean the occurrence of any of the following:

(i) the acquisition (other than an acquisition in connection with a “Non-Control Transaction”) by any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) of "beneficial ownership" (as such term is defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of CNO or its Ultimate Parent representing 51% or more of the combined voting power of the then outstanding securities of CNO or its Ultimate Parent entitled to vote generally with respect to the election of the Board or the board of directors of CNO’s Ultimate Parent; or
(ii) as a result of or in connection with a tender or exchange offer or contest for election of directors, individual board members of CNO (identified as of the date of commencement of such tender or exchange offer, or the commencement of such election contest, as the case may be) cease to constitute at least a majority of the Board; or
(iii) the consummation of a merger, consolidation or reorganization with or into CNO unless (x) the stockholders of CNO immediately before such transaction beneficially own, directly or indirectly, immediately following such transaction securities representing 51% or more of the combined voting power of the then outstanding securities entitled to vote generally with respect to the election of the board of directors of CNO (or its successor) or, if applicable, the Ultimate Parent and (y) individual board members of CNO (identified as of the date that a binding agreement providing for such transaction is signed) constitute at least a majority of the board of directors of CNO (or its successor) or, if applicable, the Ultimate Parent (a transaction to which clauses (x) and (y) apply, a “Non-Control Transaction”).

For purposes of this Agreement, “Ultimate Parent” shall mean the parent corporation (or if there is more than one parent corporation, the ultimate parent corporation) that, following a transaction, directly or indirectly beneficially owns a majority of the voting power of the outstanding securities entitled to vote with respect to the election of the board of directors of CNO (or its successor).
(d)    At Executive's option, he may terminate employment with the Company "With Reason" provided one or more of the following conditions are met: (i) any material diminution in the nature or scope of Executive’s authority, duties or responsibilities (other than as a result of a going private transaction); (ii) any reduction in Executive's Base Salary or Target Bonus without his consent, (iii) Executive is required to locate more than 50 miles from the Company’s offices in Carmel, Indiana or Chicago, Illinois, without Executive’s consent; (iv) Executive is required to report to anyone other than the Board or the current Chief Executive Officer of the Company; or (v) there is a "Change in Control" as defined in Section 10(c) and, following Executive's written request made prior to the Change in Control, the ultimate parent entity or entities directly or indirectly gaining control of a majority of the Board or outstanding securities entitled to vote with respect to the Board fails to affirm and guarantee the Company's current and future obligations under this Agreement; provided that the events described in clauses (i) through (v) above shall constitute With Reason only if the Company fails to cure such event (if capable of being cured) within 30 days after receipt from Executive of written notice of the event which constitutes With Reason; provided, further, that With Reason shall cease to exist for an event on the 60th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.
(e)    Upon termination of Executive’s employment with the Company for any reason (whether voluntary or involuntary), Executive shall be deemed to have voluntarily resigned from all positions that Executive may then hold with the Company and any of its affiliates; provided that such deemed resignation shall not adversely affect Executive’s rights to compensation or benefits under this Agreement and shall not affect the determination of whether Executive's termination was for Just Cause or With Reason.

11.	Payments and Benefits Following Termination.

(a)    In the event that Executive’s employment is terminated by the Company for Just Cause or if Executive voluntarily resigns (other than With Reason), then (i) the Company within 10 business days shall pay Executive a cash payment of his Base Salary as provided in Section 5(a) hereof that was earned but unpaid as of the date of termination and (ii) no bonus for the year of termination will be earned or paid to Executive. All options, restricted stock and/or other equity awards held by Executive on the date of termination shall be treated in accordance with the applicable award agreements unless, if Executive voluntarily resigns (other than With Reason) and Executive qualifies for Retirement as defined in such awards then the provisions for Retirement under such awards shall apply.

(b)    In the event Executive’s employment is terminated by the death of Executive, then the Company shall pay Executive’s estate within 30 days (i) the Accrued Amounts and (ii) a pro-rata portion of the Target Bonus for the year in which his death occurs. All options, restricted stock and/or other equity awards held by Executive on the date of his death shall be treated in accordance with the applicable award agreements.

(c) In the event that Executive is terminated (i) by the Company without Just Cause (and other than a termination due to expiration of the Term, death, Disability or a Control Termination), (ii) by reason of the expiration of the Term if no extension of the Agreement has been offered by the Company on substantially the same terms or better, or (iii) by Executive With Reason, then the Company shall pay Executive within 30 days of the Termination Date the Accrued Amounts. Additionally, following such a termination, (i) Executive shall be entitled to receive a bonus pursuant to Section 5(b) based on the Company’s actual performance for the year in which Executive is terminated (prorated for the partial year period ending on the Termination Date), payable at the same time when such bonus amount normally would have been paid pursuant to Section 5(b), (ii) Executive and his family shall be entitled, at the Company’s expense, to continued participation in all medical, health and life insurance plans at the same benefit level at which he and his family were participating on the date of termination (“Welfare Benefits”) until the earliest of (A) 12 months after the date of termination; (B) the date upon which Executive attains 65 years of age; or (C) the date or dates Executive receives substantially similar coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis), and (iii) Executive shall be entitled to receive a cash lump sum (payable within 75 days following the Termination Date) equal to the sum of his annual Base Salary and Target Bonus. All options, restricted stock and/or other equity awards held by Executive on the date of termination shall be treated in accordance with the applicable award agreements.

(d) In the event that Executive is terminated by the Company (or its successor) in a Control Termination as so defined, then the Company shall pay Executive within 30 days of the Termination Date the Accrued Amounts. Additionally, following such a termination, (i) Executive shall be entitled to receive a bonus pursuant to Section 5(b) based on the Company’s actual performance for the year during which Executive is terminated (prorated for the partial year period ending on the Termination Date), payable at the same time when such bonus amount would have been paid pursuant to Section 5(b), (ii) Executive and his family shall be entitled, at the Company’s expense, to continued participation in all Welfare Benefits until the earliest of (A) 24 months after the date of termination; (B) the date upon which Executive attains 65 years of age; or (C) the date or dates Executive receives substantially similar coverage and benefits under the plans of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by benefit, basis), and (iii) Executive shall be entitled to receive a cash lump sum (payable within 75 days following the Termination Date) equal to two times the sum of (A) his Target Bonus and (B) his annual Base Salary. All options, restricted stock and/or other equity awards held by Executive upon the occurrence of a Change in Control shall be treated in accordance with the applicable award agreements.

(e)    Notwithstanding anything to the contrary, payment of any severance under this Agreement is conditioned upon the execution by Executive within 60 days following the Termination Date of a separation and release agreement in a customary form reasonably acceptable to the Company and the observation of such waiting or revocation periods, if any, before and after execution of the agreement by Executive as are required by law, such as, for example, the waiting or revocation periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that the Company delivers to Executive such agreement within seven days of the Termination Date. In the event that the 60-day period following the Termination Date straddles two calendar years, the severance payments described above shall not be paid prior to the second of such calendar years.

12.    Character of Termination Payments. The amounts payable to Executive upon any termination of his employment shall be considered severance pay in consideration of past services rendered on behalf of the Company and his continued service from the date hereof to the date he becomes entitled to such payments and shall be the sole amount of severance pay to which Executive is entitled from the Company and its affiliates upon termination of his employment during the Term. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such other compensation.

13.    Representations of the Parties.

(a)    The Company represents and warrants to Executive that (i) this Agreement has been duly authorized, executed and delivered by the Company and constitutes valid and binding obligations of the Company; and (ii) the employment of Executive on the terms and conditions contained in this Agreement will not conflict with, result in a breach or violation of, constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to: (A) the certificate of formation, (B) the terms of any indenture, contract, lease, mortgage, deed of trust, note, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Company is a party or bound or to which its property is subject, or (C) any statute, law, rule, regulation, judgment, order or decree applicable to the Company, or any regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company.

(b)    Executive represents and warrants to the Company that: (i) this Agreement has been duly executed and delivered by Executive and constitutes a valid and binding obligation of Executive; and (ii) neither the execution of this Agreement by Executive nor his employment by the Company on the terms and conditions contained herein will conflict with, result in a breach or violation of, or constitute a default under any agreement, obligation, condition, covenant or instrument to which Executive is a party or bound or to which his property is subject, or any statute, law, rule, regulation, judgment, order or decree applicable to Executive of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over Executive or any of his property.

14.    Arbitration of Disputes; Injunctive Relief.

(a)    Arbitration. Except as provided in subsection (b) below, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, one of whom shall be appointed by the Company, one by Executive, and the third of whom shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the Chief Judge of the United States District Court for the Southern District of Indiana. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this Section. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive pursuant to this Section 14 shall be paid on behalf of or reimbursed to Executive promptly by the Company; provided, however, that in the event the Company prevails in such proceedings, Executive shall immediately repay all such amounts to the Company.

(b)    Executive acknowledges that a breach or threatened breach by Executive of Sections 8 or 9 of this Agreement will give rise to irreparable injury to the Company and that money damages will not be adequate relief for such injury. Notwithstanding paragraph (a) above, the Company and Executive agree that the Company may seek and obtain injunctive relief, including, without limitation, temporary restraining orders, preliminary injunctions and/or permanent injunctions, in a court of proper jurisdiction to restrain or prohibit a breach or threatened breach of Section 8 or 9 of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach or threatened breach, including the recovery of damages from Executive.

15.    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of Executive, or to the business office of its General Counsel, in the case of the Company.

16.    Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from this Agreement, and the remaining provisions of this Agreement shall continue to be binding and effective.

17.    Entire Agreement. Other than any equity award agreements entered into pursuant to the CNO Financial Group, Inc. Amended and Restated Long-Term Incentive Plan or any subsequent incentive plan, this instrument contains the entire agreement of the parties and, as of the Effective Date, supersedes all other obligations of the Company and its affiliates under other agreements or otherwise. The compensation and benefits to be paid under the terms of this Agreement are in lieu of all other compensation or benefits to which Executive is entitled from the Company and its affiliates, and upon termination of Executive’s employment with the Company Executive will not be entitled to receive any severance or other payments beyond those specified in this Agreement. This Agreement may not be changed orally, but only by an instrument in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

18.    Binding Agreement and Governing Law; Assignment Limited. This Agreement shall be binding upon and shall inure to the benefit of the parties and their lawful successors in interest (including, without limitation, Executive’s estate, heirs and personal representatives) and, except for issues or matters as to which federal law is applicable, shall be construed in accordance with and governed by the laws of the State of Indiana. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other.

19.    Indemnification. If Executive was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or any of its affiliates, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by Executive in connection therewith and such indemnification shall continue as to Executive if he ceases to be an officer or employee and shall inure to the benefit of Executive's heirs, executors and administrators; provided, however, that the Company shall indemnify Executive in connection with a Proceeding (or part thereof) initiated by Executive only if such Proceeding (or part thereof) was authorized by the Board of Directors or the Chief Executive Officer of the Company. The right to indemnification conferred in this paragraph shall include the obligation of the Company to pay the expenses incurred in defending any such Proceeding in advance of its final disposition (an “Advance of Expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an Advance of Expenses incurred by Executive in his capacity as an officer or employee shall be made only upon delivery to the Company of an undertaking, by or on behalf of Executive, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that Executive is not entitled to be indemnified for such expenses under this paragraph or otherwise.

20.     No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not intended to confer third-party beneficiary rights upon any other person.

21.    Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) and will be interpreted accordingly. References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s separation from service with the Company Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or announcements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between Executive and the Company or any of its affiliates as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 21 shall be paid to Executive in a lump sum and (ii) if any payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(l)(iv). Additionally, to the extent that Executive’s receipt of any in-kind benefits from the Company or its affiliates must be delayed pursuant to this Section 21 due to his status as a “specified employee,” Executive may elect to instead purchase and receive such benefits during the period in which the provision of benefits would otherwise be delayed by paying the Company (or its affiliates) for the fair market value of such benefits (as determined by the Company in good faith) during such period. Any amounts paid by Executive pursuant to the preceding sentence shall be reimbursed to Executive as described above on the date that is six months following his separation from service. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 21, provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect thereto.

22. Effect of Excise Tax and Limit on Golden Parachute Payments.

(a)     Contingent Reduction of Parachute Payments. If there is a change in ownership or control of CNO that would cause any payment or distribution by the Company or any of its subsidiaries or any other person or entity to Executive or for Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest or penalties incurred by Executive with respect to such excise tax, the “Excise Tax”), then Executive will receive the greatest of the following, whichever gives Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved. Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Internal Revenue Code.

(b)    Determination of the Payments. All determinations required to be made under this Section, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by the Company which shall provide detailed supporting calculations to Executive. Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
(c)     Adjustments.    As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section (an “Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section should have been made (an “Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Executive which Executive shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
23. Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Effective Date.

COMPANY:
CNO FINANCIAL GROUP, INC.

/s/ Susan L. Menzel
Susan L. Menzel
Executive Vice President, Human Resources

EXECUTIVE:

/s/ Gary C. Bhojwani
Gary C. Bhojwani

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